EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Nine Months Ended September 30,
(dollars in thousands)	2011	2012	2013	2014	2015	2015	2016
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$112,203	$185,912	$102,245	$384,213	$636,117	$512,132	$572,065
Fixed charges	290,240	359,947	460,918	485,762	498,253	367,673	405,629
Capitalized interest	(13,164)	(9,777)	(6,700)	(7,150)	(8,670)	(6,311)	(12,109)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,905	11,395	4,142	2,427	2,586	(291)	1,465
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	4,894	2,415	6,770	(147)	(4,799)	(4,666)	(2,553)
Earnings	$408,078	$549,892	$567,375	$865,105	$1,123,487	$868,537	$964,497

Fixed charges:
Interest expense(1)	$290,981	$361,565	$458,360	$481,039	$492,169	$361,071	$394,985
Capitalized interest	13,164	9,777	6,700	7,150	8,670	6,311	12,109
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,905)	(11,395)	(4,142)	(2,427)	(2,586)	291	(1,465)
Fixed charges	$290,240	$359,947	$460,918	$485,762	$498,253	$367,673	$405,629

Consolidated ratio of earnings to fixed charges	1.41	1.53	1.23	1.78	2.25	2.36	2.38

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$112,203	$185,912	$102,245	$384,213	$636,117	$512,132	$572,065
Fixed charges	290,240	359,947	460,918	485,762	498,253	367,673	405,629
Capitalized interest	(13,164)	(9,777)	(6,700)	(7,150)	(8,670)	(6,311)	(12,109)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,905	11,395	4,142	2,427	2,586	(291)	1,465
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	4,894	2,415	6,770	(147)	(4,799)	(4,666)	(2,553)
Earnings	$408,078	$549,892	$567,375	$865,105	$1,123,487	$868,537	$964,497

Fixed charges:
Interest expense(1)	$290,981	$361,565	$458,360	$481,039	$492,169	$361,071	$394,985
Capitalized interest	13,164	9,777	6,700	7,150	8,670	6,311	12,109
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,905)	(11,395)	(4,142)	(2,427)	(2,586)	291	(1,465)
Fixed charges	290,240	359,947	460,918	485,762	498,253	367,673	405,629
Preferred stock dividends	60,502	69,129	66,336	65,408	65,406	49,055	49,055
Combined fixed charges and preferred stock dividends	$350,742	$429,076	$527,254	$551,170	$563,659	$416,728	$454,684

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.16	1.28	1.08	1.57	1.99	2.08	2.12

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.